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                                                                   EXHIBIT 10.26



                    FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT


       THIS FOURTH AMENDMENT, dated as of January 15, 1996, to the Employment Agreement dated as of April 26, 1985, by and between GARDEN STATE NEWSPAPERS, INC. (the "Company"), a corporation organized and existing under the laws of the State of Delaware conducting the business of publishing newspapers through its wholly-owned subsidiaries, as the Employer, and WILLIAM DEAN SINGLETON (the "Executive"), as the Employee.

                                  WITNESSETH:

       WHEREAS, the parties have heretofore entered into an Employment Agreement dated as of April 26, 1985 (the "Agreement"), as amended by a First Amendment dated as of April 30, 1986, a Second Amendment dated as of October 1, 1988 and a Third Amendment dated as of February 10, 1993 and now mutually desire to further amend the same.

       NOW THEREFORE, in consideration of the foregoing, and the mutual covenants set forth below, the parties hereto agree as hereinafter set forth.

       A. Section 1 of the Agreement shall be amended and restated to read as follows:

       "1.    Period of Employment and Compensation

       Company shall employ the Executive to perform the services described below with his principal office activities being situated
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in Denver, Colorado, or such other location as the Executive shall elect, for the period commencing October 1, 1988, and terminating at the close of business June 30, 2001, unless thereafter extended as subsequently provided in this Section, during which period the Executive shall:

              (a) be paid a base salary at the annual rate of $350,000 through June 30, 1996, and at an annual rate of $250,000 commencing as of such date, which salary shall be subject to annual review and adjustment, as hereinafter set forth, and shall be payable in equal monthly installments, on the regular pay day then established for executives of the Company; and

              (b) be reimbursed in a manner consistent with policies of the Company established for executive personnel, for all reasonable expenses of the Company incurred by the Executive in the discharge of any duties hereunder; and

              (c) receive such fringe benefits including accident, hospitalization, disability, medical and life insurance plans, as shall be made generally available to all other employees of the Company; provided, however, that all payments made payable to the Executive under this Agreement shall be subject to withholding for any applicable taxes, social security or other governmental levies and for insurance, savings or any other deductions authorized by or for the benefit of the Executive under the programs established for or made available to the executive personnel or other employees of the Company.

              (d) effective January 1, 1996, and throughout the term of his employment, be assisted by the Company through the





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       establishment of a split dollar life insurance program adequate for his and his family's needs. Pursuant to this program, the Company will, upon the Executive's request, periodically advance on the Executive's behalf amounts equal to the annual premiums for such insurance. These advances will be evidenced by promissory notes and will be collateralized by assignments to the Company of the cash value of the insurance policies. If the Executive chooses to pay all or a portion of the current annual cost of such insurance himself, then the Company will reimburse the Executive's related costs in doing so.

              (e) be eligible to receive a bonus for the Company's current fiscal year and each subsequent fiscal year commencing on or before the termination of this Agreement of up to $100,000 payable as soon as practicable after the end of the Company's fiscal year, based on a comparison of operating profits to budget of the Company during such fiscal year as follows:

                      (i) If operating profits for such fiscal year are 100% or more of budget, then the $100,000 bonus shall be payable in full;

                     (ii) If operating profits for such fiscal year are 90% or more (but under 100%) of budget, then the bonus amount payable shall be $80,000;

                    (iii) If operating profits for such fiscal year are 80% or more (but under 90%) of budget, then the bonus amount payable shall be $60,000;





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                     (iv)   If operating profits for such fiscal year are less
                            than 80% of budget, or if no budget has been adopted and approved for such fiscal year pursuant to the Company's Certificate of Incorporation and bylaws, then no bonus shall be payable.

       The amount of the Executive's salary, fringe benefits and bonus, if any, established hereunder shall constitute his entire compensation for all services performed by him on behalf of Garden State Newspapers, Inc. and its subsidiaries (direct and indirect).

       Effective June 30, 2001, this Agreement shall be automatically renewed for additional periods of one year each; provided, however, that at least one hundred and twenty (120) days prior to June 30, 2001 or the expiration of any subsequent one-year term, either party may give notice to the other, as provided for herein, terminating this Agreement as of June 30, 2001 or as of the next annual expiration date."

       B. Section 6 of the Agreement shall be amended and restated to read as follows:

       "6.    Covenant Not To Compete.

       The Executive agrees during the term of this Agreement and for a period of five (5) years after any termination hereof, that he will not, within any geographical areas in which newspapers owned by the Company or its subsidiaries are now or may hereafter be circulated in material quantities, unless acting as an officer or employee of the Company or its subsidiaries, or with the prior





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written consent of its Board of Directors, directly or indirectly, own, manage, operate, join, control, or participate in, or be connected as an officer, employee, partner, independent contractor or otherwise with, any business enterprise which directly or indirectly materially competes with the Company as the latter then conduct its business. The Executive acknowledges that the remedy at law for any breach by him of this covenant will be inadequate and that the Company shall be entitled to injunctive relief for same. The
Executive agrees that such covenant is made in his capacity as a shareholder and director of the Company, and not as an employee."

       C. The Company and the Executive hereby ratify, affirm and approve the Agreement, with the amendment thereto set forth herein, and agree that the Agreement as so amended shall continue in full force and effect.


                                GARDEN STATE NEWSPAPERS, INC.

                                              THE COMPANY




                                By    /s/ JOSEPH J. LODOVIC
                                   --------------------------------
                                       Joseph J. Lodovic, IV,
                                       Executive Vice President
                                       and Chief Financial Officer




                                     /s/ W. DEAN SINGLETON
                                -----------------------------------
                                     WILLIAM DEAN SINGLETON,
                                         The Executive





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